EXHIBIT 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

Subsidiaries of Registrant (All 100% owned)	Country of Organization

NVIDIA International Holdings, Inc.	United States
NVIDIA Development, Inc.	Canada
JAH Venture Holdings, Inc.	United States
NVIDIA International, Inc.	Cayman Islands
NVIDIA US Investment Company	United States
NVIDIA Singapore Pte Ltd	Singapore
NVIDIA Pty Ltd.	Australia
NVIDIA Ltd.	United Kingdom
NVIDIA GmbH	Germany
NVIDIA Hong Kong Holdings Ltd.	Hong Kong
NVIDIA GK	Japan
NVIDIA Graphics Holding Company	Mauritius
NVIDIA Semiconductor Holding Company	Mauritius
NVIDIA Graphics Private Ltd.	India
NVIDIA Semiconductor Technology Shanghai Co. Ltd.	China
NVIDIA BVI Holdings Ltd.	British Virgin Islands
NVIDIA Semiconductor Shenzhen Holding Company	Mauritius
NVIDIA Semiconductor Shenzhen Co., Ltd.	China
NVIDIA Hong Kong Development Ltd.	Hong Kong
NVIDIA Helsinki Oy	Finland
NVIDIA Dutch Cooperatief U.A.	Netherlands
Mental Images GmbH	Germany
Mental Images, Inc.	United States
Mental Images Pty. Ltd.	Australia
LPN Facilitator LLC	United States
Ageia Technologies, LLC	United States
Ageia Technologies Switzerland AG	Switzerland
PhysX Technologies (Beijing) Co., Ltd.	China
NVIDIA Singapore Development Pte Ltd	Singapore
VC Worldwide, Ltd.	British Virgin Islands
NVIDIA Land Development, LLC	United States
NVIDIA Semiconductor Technical Service (Shanghai) Co., Ltd.	China